EXHIBIT 16.1

September 8, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of the Form 8-K/A dated September 8, 1998, of Ophthalmic Imaging Systems and are in agreement with the statements contained in the first, second and third paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                              ERNST & YOUNG LLP